SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange act of 1934

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

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    of the Commission Only (as permitted by Rule 14a-6(e)(2))
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( ) Definitive Additional Materials
( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SYNALLOY CORPORATION
        -----------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

        -----------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SYNALLOY CORPORATION
Post Office Box 5627
Spartanburg, South Carolina 29304
                             NOTICE OF ANNUAL MEETING
                                   April 30, 1998
TO THE STOCKHOLDERS OF SYNALLOY CORPORATION
Notice is hereby given that the Annual Meeting of Shareholders of Synalloy Corporation will be held at the corporate offices of the Company, Croft Industrial Park, Spartanburg, South Carolina, on Thursday, April 30, 1998, at 10:00 a.m. local time. The following important matters will be presented for your consideration:

(1) To elect five (5) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

(2) To ratify the selection of Ernst & Young LLP, independent certified public accountants, as independent auditors for fiscal year ending January 2, 1999;

(3) To adopt the 1998 Long-Term Incentive Stock Plan;

(4) To amend the 1994 Non-Employee Directors' Stock Option Plan to increase the number of options which may be granted and to make certain amendments required under the federal securities laws.

(5) To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.


All of the above matters are more fully described in the accompanying Proxy Statement.

Only shareholders of record at the close of business on March 17, 1998 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Cheryl C. Carter
Secretary

Spartanburg, South Carolina
March 31, 1998

Important: You are cordially invited to attend the meeting, but whether or not you plan to attend, PLEASE VOTE, DATE, SIGN AND MAIL the enclosed Proxy promptly. If you attend the meeting, you may either vote by your proxy, or withdraw your proxy and vote in person.

The 1997 Annual Report on Form 10K is furnished herewith.

                          SYNALLOY CORPORATION
                          CROFT INDUSTRIAL PARK
                          POST OFFICE BOX 5627
                      SPARTANBURG, SOUTH CAROLINA 29304

                             PROXY STATEMENT
                     ANNUAL MEETING OF SHAREHOLDERS
                             April 30, 1998

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Synalloy Corporation (the "Company") of proxies to be voted at the Annual Shareholders' Meeting to be held at the general offices of the Company, Croft Industrial Park, Spartanburg, South Carolina, on Thursday, April 30, 1998, at 10:00 a.m. local time, and at all adjournment(s) thereof. The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is March 31, 1998.
Quorum and Vote Required. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to con-stitute a quorum at the Annual Meeting.

Voting Rights. The securities which can be voted at the Annual Meeting consist of Common Stock of the Company, $1.00 par value per share, its only class of issued and outstanding capital stock. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is March 17, 1998. On February 26, 1998, the Company had outstanding 6,813,929 (excluding 1,186,071 shares held in treasury) shares of Common Stock having one (1) vote per share. Each shareholder of Common Stock is entitled in respect to each matter to be voted on at the meeting to one (1) vote per share, except that in the election of Directors shareholders have cumulative voting rights.

Each shareholder of Common Stock entitled to vote for the election of Directors shall have the right to cumulate his votes either (1) by giving to one candidate as many votes as shall equal the shares owned by such holder, or
(2) by distributing his votes on the same principle among any number of candidates. Any shareholder who intends to so vote his shares shall either (1) give written notice of such intention to the Secretary of the Company not less than forty-eight (48) hours before the time fixed for the Annual Meeting, or
(2) announce his intention in such meeting before the voting for Directors shall commence. If a shareholder gives notice of his intention to cumulate his votes, all shareholders entitled to vote at the meeting shall without further notice be entitled to cumulate their votes.

Cost of Solicitation. The entire cost of soliciting these proxies will be borne by the Company. The Company may make arrangements with brokerage houses, nominees, fiduciaries and other custodians to send proxies and proxy material to beneficial owners of the Company's stock and may reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, telegram or mail by directors, officers and regular employees of the Company without additional compensation for such services. Synalloy has engaged the services of W. F. Doring & Company, a firm specializing in proxy solicitation, to solicit proxies and to assist in the distribution and collection of proxy material for a fee estimated at approximately $2,500 plus reimbursement of out-of-pocket expenses.

Voting by Proxy. In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted "FOR" the election of all directors, to approve the 1998 Long-Term Incentive Stock Plan, to amend the 1994 Non-Employee Directors' Stock Option Plan and to ratify the appointment of Ernst & Young LLP as independent auditors. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

Revocability of Proxy. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by a valid proxy bearing a later date delivered to the Company or by attending the meeting and voting in person.

STOCKHOLDERS' PROPOSALS FOR THE 1999 ANNUAL MEETING OF SHAREHOLDERS

Stockholders' proposals submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 intended to be presented at the 1999 Annual Meeting of Shareholders, tentatively scheduled for April 30,1999, must be sent certified mail, return receipt requested and received at the Company's Executive Offices, Post Office Box 5627, Spartanburg, South Carolina 29304, addressed to the attention of the Secretary by December 1, 1998 in order to be included in the Proxy Statement and form of proxy relating to such meeting.

SECURITIES AND EXCHANGE COMMISSION ANNUAL REPORT

The Company's Annual Report to Stockholders including Form 10-K for the year ended January 3, 1998, as filed with the Securities and Exchange Commission, accompanies this Proxy Statement and is incorporated by reference herein.

BENEFICIAL OWNERS OF MORE THAN FIVE (5%) PERCENT OF
THE COMPANY'S COMMON STOCK

The table below details certain information regarding any person who is known by the Company to be the beneficial owner of more than five (5%) percent of the Company's Common Stock as of February 26, 1998.


                                               Amount and Nature of    Percent
Name and Address of Beneficial Owner           Beneficial Ownership   of Class

T. Rowe Price Associates, Inc.                           638,850(1)        9.4
100 East Pratt Street
Baltimore, MD 21202

Wellington Management Company, LLP                       615,000(2)        9.0
75 State Street
Boston, MA 02109

James G. Lane, Jr.                                       399,672(3)        5.9
PO Box 5627
Spartanburg, SC 29304

Equitable Asset Management                               377,972(4)        5.5
Atlanta Plaza
950 East Paces Ferry Road
Suite 2400
Atlanta, GA 30326

Dimensional Fund Advisors, Inc.                          356,882(5)        5.2
1299 Ocean Avenue, Suite 650
Santa Monica, CA 90401

Markel Corporation                                       351,100(6)        5.2
Post Office Box 2009
Glen Allen, VA 23058

(1) These securities are owned by various individual and institutional inves-tors, which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities
Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. This information was obtained from Price Associates' Schedule 13G dated February 12, 1998.

(2) Wellington Management Company, LLP, ("WMC") is an investment adviser reg-istered with the Securities and Exchange Commission under the Investment Ad-visers Act of 1940, as amended. As of December 31, 1997, WMC, in its capacity as investment adviser, may be deemed to have beneficial ownership of 615,000 shares of common stock of Synalloy Corporation that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class. As of December 1997, WMC had shared voting power of 257,000 shares and share dispositive power of 615,000 shares. This information was obtained from Wellington's Schedule 13G dated
January 17, 1998.

(3) 	The aggregate number of shares of Common Stock owned beneficially by Mr.
Lane includes direct ownership of 265,324 shares; indirect ownership of 6,198 shares held by the trustee under Synalloy's 401(k)/ESOP Plan, 1,400 shares held in an IRA, 123,750 shares owned by his spouse of which Mr. Lane disclaims beneficial ownership, and 3,000 options exercisable within 60 days.

(4) This is based on information supplied by Equitable Asset Management.

(5) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 356,882 shares of Synalloy
Common Stock as of December 31, 1997, all of which shares are held in port-folios of DFA Investment Dimensions Group Inc., a registered open-end invest-ment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Di-mensional Fund Advisors, Inc. serves as investment manager. Dimensional dis-claims beneficial ownership of all such shares.This information was obtained from Dimensional.

(6) Pursuant to the instructions in Item 7 of Schedule 13G, Markel Gayner
Asset Management Corporation, ("Markel Gayner") 4551 Cox Road, Glen Allen,
Virginia 23060, a wholly-owned subsidiary of Markel Corporation and an in-vestment adviser registered under the Investment Advisors Act of 1940, is the beneficial owner of 351,000 shares or 5.2% of the outstanding common stock of Synalloy Corporation (the "Company") as a result of acting as investment advisor to Essex Insurance Company, Markel American Insurance Company, Evan-ston Insurance Company (each wholly-owned subsidiaries of Markel Corporation) and certain other investors.

Markel Corporation, through its control of Markel Gayner, Essex Insurance
Company, Markel American Insurance Company and Evanston Insurance Company, has sole power to direct the voting and disposition of shares of common stock of the Company held by these entities. Markel Corporation, through its control of Markel Gayner, has shared power to direct the disposition, but not the voting, of shares of common stock of the Company held by certain other investors advised by Markel Gayner. This information was obtained from Markel's 13G dated February 3, 1998.


ELECTION OF DIRECTORS (Item 1 on Proxy Card)

The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen individuals. Upon recommendation of the Nominating Committee, the Board of Directors fixed the number of directors constituting the full Board at five members and recommends that the five nominees listed in the table which follows be elected as directors to serve for a term of one year until the next succeeding Annual Meeting and until their successors are elected and qualified. Each of the nominees has consented to be named in this Proxy Statement and to serve as a director if elected.

 If cumulative voting is not requested, the holders of the Board of Directors' proxies will vote the proxies received by them for the election as directors of the five persons named below. If cumulative voting is requested, the holders of the Board of Directors' proxies will vote the proxies received by them cumulatively for some or all of the nominees in such manner as may be determined at the time by the proxy holders.
While the Board of Directors expects that all of the nominees will serve as directors, if, at the time of the Annual Meeting of Shareholders, or any ad-journment(s) thereof, a situation should arise making it impossible for one or more of the nominees to serve, the holders of the enclosed proxy will vote for such substitute nominee as the Board of Directors recommends.

The Board of Directors recommends that stockholders vote "FOR" the proposal to elect the five nominees listed below as directors of the Company.
The election of directors requires the affirmative vote of the holders of a plurality of votes given for each director to be elected.

The following table sets forth the names of nominees for director, their age, the year in which they were first elected a director, a brief description of their principal occupation and business experience during the last five years, all directorships of publicly held companies other than the Company, and the number of shares of the Company's Common Stock beneficially owned by them di-rectly or indirectly, as of February 26, 1998, and certain other information. The Board Committee assignments are as of February 26, 1998.


                                                                  Common Stock
                                                                  Beneficially
Name, Age, Principal Occupation                                   Owned as of
Other Directorships and Other                 Director              2/26/98
Information                                    Since        (Percent of Class)

Sibyl N. Fishburn, age 62                       1979             94,393 (1)(6)
Mrs. Fishburn is a graduate of Hollins                             (1.4)
College, Roanoke, VA. She serves on the
Board of the Virginia Nature Conservancy.
 Mrs. Fishburn is a member of the Audit
and Nominating Committees.

Richard E. Ingram, age 56                       1989              34,700 (2)(6)
Mr. Ingram has been Chairman of the                                   *
Board of Builder Marts of America,
Inc. (BMA), Greenville, SC, a national
distributor of lumber and building
 materials, since November 1988 and
was Chief Executive Officer until
November 1993. He is a director of
Ingram Enterprises, Inc., a
privately-owned company. He is also
a Director of Columbia Lumber, a
retail lumber business; and Chicago
Miniature Lamp, Inc., a manufacturer
of various lighting products. He is a
 member of the Executive, Nominating
and Compensation & Long-Term Incentive
Committees.

James G. Lane, Jr., age 64                     1986             399,672 (3)
Mr. Lane has served as Chief Executive                             (5.9)
Officer and Chairman of the Board of
the Company since 1987. He is a member of
the Executive and Nominating Committees.

Glenn R. Oxner, age 59                         1989              26,000 (4)(6)
Mr. Oxner is Chairman and Chief                                       *
Executive Officer of Edgar M. Norris Co.,
Inc., an investment securities company
in Greenville, SC. He is a member of the
Audit and Compensation & Long-Term
Incentive Committees.

Carroll D. Vinson, age 57                      1987              18,925 (5)(6)
Mr. Vinson is President and a Director                                *
of Metropolitan Asset Enhancement Group,
a private real estate holding company
affiliated with Insignia Financial Group,
Inc. ("Insignia") in Greenville, SC.
During 1997, Mr. Vinson also served
Chief Operating Officer of Insignia
Properties Trust, a real estate
investment trust which is affiliated
with Insignia. He is also owner of C. D.
Vinson & Associates, a consulting firm.
He is a member of the Audit, Executive
and Compensation & Long-Term
Incentive Committees.

All Directors and Officers as a group                            681,129 (7)
(9 including those listed above)                                   (10.0)

*Less than one percent (1%).

(1) Includes indirect ownership of 7,065 shares by spouse; 19,000 shares held in trust for children of which Mrs. Fishburn's spouse is trustee; and 8,000 shares held in irrevocable trust over which Mrs. Fishburn has certain powers.

(2) Includes indirect ownership of 16,550 shares held by Donna C. Ingram Trust and 900 shares held in an IRA.

(3) Includes indirect ownership of 6,198 shares held by the trustee under Syn-alloy's 401(k)/ESOP Plan;1,400 shares held by an IRA; and 123,750 shares owned by his spouse.

(4) Includes 2,000 shares held jointly by Mr. Oxner and his spouse.

(5) Includes indirect ownership by spouse of 1,575 shares and 10,000 owned by a family partnership.

(6) Includes options to purchase 6,000 shares exercisable pursuant to the 1994
Non-Employee Directors' Stock Option Plan.

(7) Includes 71,000 shares which are currently subject to exercisable options, and 14,062 shares allocated under the Company's 401(k)/ESOP.


BOARD OF DIRECTORS AND COMMITTEES

The business and affairs of the Company are under the general management of its Board of Directors as provided by the laws of Delaware and the Bylaws of the Company. The Company has standing Executive, Audit, Compensation & Long-Term Incentive, and Nominating Committees of the Board of Directors.
The members of the Executive Committee are James Lane*, Richard Ingram and Carroll Vinson. This Committee exercises the authority of the Board of Directors in the management of the business of the Company between the meetings of the Board of Directors. However, this Committee shall not have, among other powers, the authority to amend the Certificate of Incorporation or Bylaws, to adopt an agreement of merger or consolidation, to recommend to the shareholders the sale, lease or exchange of the Company's property and assets, to declare a dividend, or to authorize the issuance of stock. During the past fiscal year, this Committee did not meet.

The Audit Committee members are Glenn Oxner*, Sibyl Fishburn and Carroll Vin-son. This Committee makes recommendations to the Board of Directors regarding the selection of independent auditors; reviews the independence of such audi-tors; approves the scope of the annual audit activities of the independent au-ditors; approves the rendering of any material non-audit services; approves the audit fee payable to the independent auditors; reviews audit results; and reviews the expense accounts of Company officers. During the past fiscal year, this Committee held two meetings.

The Compensation & Long-Term Incentive Committee, currently comprised of Ri-chard Ingram*, Carroll Vinson, and Glenn Oxner, is responsible for reviewing and making recommendations to the Board related to salaries, wages, bonuses and benefits for officers of the Company and for administering the Company's stock option program including the granting of options thereunder. This Committee held one meeting during the last fiscal year.

The Nominating Committee is comprised of James Lane*, Richard Ingram and Sibyl Fishburn. This Committee is responsible for reviewing and recommending changes in size and composition of the Board of Directors and evaluating and recommending candidates for election to the Company's Board. This Committee met once in 1997. The Nominating Committee will consider nominees recommended by shareholders if the recommendations are forwarded to the Secretary of the Company for transmission to the Nominating Committee not less than 30 days nor more than 60 days prior to the meeting, and are otherwise in compliance with the Company's Bylaws. The Committee routinely meets at the regular quarterly meeting of the Board of Directors next preceding the Annual Meeting. Nominations for election as Directors may also be made from the floor at the Annual Meeting of Shareholders provided such nominations are in accordance with the notice procedures set in the Company's Bylaws.
During fiscal year 1997, the Board of Directors met four times. All members of the Board attended 75% or more of the aggregate of the total number of meet-ings of the Board of Directors and of the committees of the Board on which they served.

Directors who are not employees of the Company presently receive a fee of $1,000 for attendance at each meeting of the Board of Directors, a $10,000 annual retainer fee, and reimbursement for travel and other expenses related to attendance at meetings. Committee members presently receive a fee of $500 for each meeting attended which is not held on the same day as a Board meeting. Each non-employee director receives an option to purchase 1,500 shares (adjusted for a three-for-two stock split on June 12, 1995) of the Company's stock upon election or re-election (see Stock Option Plans).The Director who is an employee is not paid extra compensation for his service on the Board or any committee of the Board.

*Denotes chairman of respective committee.

Compliance with Section 16(a)

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than 10% of the common stock of the Company to file with the Securities and Exchange Commission and the Nasdaq National Market System reports of ownership and changes in ownership of common stock. Officers and directors are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during 1997, all filing requirements applicable to its officers and directors were met.

THE BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Company's cash compensation policies are intended to provide senior man-agers, including the executive officers, with strong motivation to strive dil-igently to produce and maintain a high level of profitability. The principal elements of the policies are as follows. Base salaries are increased infrequently except as a result of promotions or to establish parity among senior managers. The intent is to provide senior managers with base salaries lower than their peers in comparable companies. Offsetting the low salaries are short-term incentive plans that provide cash bonuses equal to a percent of profits before income taxes in excess of a predetermined percentage of equity. Subsidiary and divisional senior managers participate in profit sharing pools determined solely by the performance of their respective subsidiary or division while the Chief Executive Officer's bonus is based on consolidated profitability. The overall effect is to make every senior manager's cash compensation highly dependent on the profitability of the unit for which he/she work. Mr. Braam's salary is subject to an employment agreement negotiated at the time Manufacturers Chemicals Corporation was purchased by the Company. The 1997 salary increases for Messrs. Avento and Moore were the first since 1992 and 1991, respectively. No performance criteria except profits as related to equity were used to determine 1997 compensation for the Chief Executive Officer and other executive officers other than the Vice President, Finance.

The Summary Compensation Table and Notes thereto provide details of the short-term incentives covering the Chief Executive Officer and other executive officers other than the Vice President, Finance for each of the past three years. It also shows for each of the past three years the portion of cash compensation representing bonuses dependent upon profitability.
The Vice President, Finance is paid a salary believed to be toward the lower end of the range of salaries for this position in comparable companies. He is also eligible for a discretionary bonus based on various considerations, including the company's financial results, compensation of other executive employees and an evaluation of his job performance.
The Committee believes that the price of the Company's stock in the long run will reflect the Company's growth and profitability. The short-term incentives described above motivate senior management to strive for such growth and prof-itability.

A long-term incentive is also provided to senior managers that links their interests directly to those of the Company's shareholders. Options were granted to executive officers under a qualified stock option plan adopted in 1988 that only rewards them if the price of the Company's stock increases after the dates on which the options are granted. A proposal to adopt a new incentive stock option plan is being submitted to the shareholders. Options are not granted on a regular basis nor on any specific criteria. They are granted from time to time based on the Committee's determination that they will likely increase the long-term motivation of the recipient without an unreasonable amount of potential dilution to shares outstanding.
The Committee believes that the incentive programs provided to senior managers have contributed significantly to the Company's improved financial performance since 1987. The Committee reviews the compensation of the Company's executive officers annually and believes such compensation has been fair to both the ex-ecutives and the Company's shareholders.

The Compensation & Long-Term Incentive Committee
Richard E. Ingram, Chairman
Glenn R. Oxner
Carroll D. Vinson

Common Stock Performance

As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year compar-ison of stock performance for the Company with stock performances of a broad equity market index and an index of appropriate similar companies. The Company has selected as a broad equity market index comparison the S&P 500. Because the Company is in two distinctly different businesses, there is no similar industry "peer" group with which to compare. Thus, the Company has selected as the most appropriate peer group the Russell 2000 which is an index of companies with comparable market capitalizations.

Synalloy Corporation
Comparison of Five-Year Cumulative Total Return
Synalloy Corporation, S&P 500 and the Russell 2000


                  12-92   12-93   12-94   12-95   12-96   12-97
Synalloy Corp    100.00   55.88   71.07  129.02   98.25   94.19
S&P 500          100.00  110.08  111.53  153.45  188.68  251.64
Russell 2000     100.00  118.83  116.66  149.79  174.50  213.65

$100 invested on 12/31/92 in stock or index including reinvestment of dividends. Calendar Year ending December 31.


REMUNERATION OF DIRECTORS AND OFFICERS

The following table sets forth the total annual compensation paid or accrued by the Company and/or its subsidiaries to or for the account of each of the executive officers of the Company whose total cash compensation for the fiscal year ended January 3, 1998 exceeded $100,000.


Summary Compensation Table

                                                    Annual Compensation
                                                                          All
Name, Age and Principal                                                   Other
Position                             Year    Salary ($)   Bonus ($)   Compensation ($)

James G. Lane, Jr., Age 64            1997     120,000     169,721        6,400
Chairman of the Board and             1996     120,000     291,126        4,500
Chief Executive Officer               1995     120,000     894,431(1)     4,500
since 1987.

Joseph N. Avento, Age 56              1997     120,000      22,924        6,400
President, Bristol Metals,            1996      72,000     190,621        4,500
L.P., wholly owned by the             1995      72,000     729,786        4,251
Company, since
January 1992.

Herbert B. Moore, Jr.,                1997     100,000      49,030        6,285
Age 52                                1996      67,000      57,129        4,500
President, Blackman Uhler             1995      67,000     124,120        4,500
Chemical, a Division of
the Company, since September
1986.

Gregory M. Bowie, Age 48              1997     100,000      35,818        5,819
Vice President, Finance               1996      83,200      45,478        4,500
since May 1994. From 1989             1995      80,000      92,346        1,208
to 1994, he was Vice
President, Finance,
Lowndes Corporation,
a fabricator of concrete
products primarily for
industrial and governmental
construction projects.

Ronald H. Braam, Age 54               1997     156,500      22,533       16,933
President, Manufacturers              1996      25,500           0        2,822
Chemicals, L.P., wholly-owned
by the Company, since October
1996. From 1976 to 1996, he
was President of Manufacturers
Soap and Chemical Co., Inc.
and Manufacturers Chemicals
Corp., the acquired companies.

 (1) 	$715,000 deferred under Deferred Compensation Agreement.


NOTES

Employment Contracts - The Company has a written employment agreement with James G. Lane, Jr. pursuant to which he is entitled to receive an annual base salary of $120,000 until December 31, 1998. In addition to his salary, he is entitled to "bonus-compensation" equal to a percentage (4.5% for 1995 and 4% for 1996, 1997 and 1998) of net earnings before income taxes in excess of a predetermined percent (10% for 1995, 1996, 1997 and 1998) of average shareholders' equity. This agreement also provides certain fringe benefits and contains provisions for salary continuation benefits in the event of Mr. Lane's disability or death, under specified conditions, during the term of his employment by the Company.

The Company has a written employment agreement with Mr. Braam that provides an annual salary of $156,000 and participation in the Management Incentive Plan, if any, for Manufacturers Chemicals Corporation through November 25, 1999.

Bonuses - Cash bonuses based on a short-term incentive plan provide for bonuses to be paid to senior divisional managers in an aggregate amount equal to 10% of the net earnings before income taxes in excess of a predetermined percentage (10% in 1995 and 1996 and 15% in 1997 and 1998 for Messrs. Avento and Moore; and 10% in 1997 and 1998 for Mr. Braam) of average shareholders' equity for the applicable division or subsidiary. Mr. Lane and Mr. Bowie do not participate in these bonus plans.

Other Annual Compensation - No executive officer named in the cash compensa-tion table nor the executive officers of the Company as a group received from the Company or any of its subsidiaries personal benefits or any other compensation which is the lesser of either $50,000 or 10% of the compensation reported in the cash compensation table above.

Long-Term Compensation - There were 100,500 options granted in the last fiscal year. The Company's only long-term incentive plan is its qualified stock option plans.

All Other Compensation - This item was comprised of the following items during 1997: (a) Company contributions allocated to each named individual pursuant to the 401(k)/Employee Stock Ownership Plan: J. G. Lane, Jr. - $6,400 in 1997 and $4,500 annually in 1996 and 1995; J. N. Avento - $6,400 in 1997 and $4,500 in
1996 and 1995; H. B. Moore, Jr. - $6,285 in 1997 and $4,500 annually in 1996 and 1995; and G. M. Bowie - $5,819 in 1997, $4,500 in 1996 and $1,208 in 1995;
(b) the full dollar value of the entire premiums paid by the Company on behalf of the named individuals for split dollar life insurance policies: R. H. Braam
- $5,683. A significant portion of the insurance premiums reported for Mr. Braam is for life insurance policies and such premiums are recovered by the Company from the proceeds of the policies.

Stock Option Plans

Currently, there are options outstanding under the 1988 and 1994 Stock Option Plans and available to grant under the 1994 Plan which have been approved by stockholders. The 1988 Plan provides for such options to be granted to officers and key employees of the Company, its subsidiaries and divisions to provide them with an opportunity to obtain an equity interest in the Company and to increase their stake in the future growth and prosperity of the Company. The 1994 Plan provides for such options to be granted to non-employee directors. The option price for options granted under these plans is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Certain restrictions exist as to the time in which options can be exercised. With regard to the 1988 Plan, approved at the May 26, 1988 Annual Meeting, options may be exercised beginning one year after date of grant at a rate of 20% annually on a cumulative basis. In the event that (a) all or substantially all of the assets or Common Stock of the Company (or a subsidiary or division of the Company in which he/ she is employed) is sold to an entity not affiliated with the Company, or (b) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity, an option holder may exercise in addition to the above, 50% of the options not otherwise exercisable because of the holding period requirement subject to certain limitations. No options may be exercised under the 1988 Plans after 10 years from date of grant. The incentive stock options are not transferable other than by death and can only be exercised during the employee's lifetime by the employee. The grant period expired in January 1998. In no event shall options under all Plans having an aggregate fair market value in excess of $100,000 at the dates of grants become exercisable by an optionee for the first time during a calendar year. Under the 1994 Plan, approved at the April 29, 1994 Annual meeting, non-employed directors as of his or her election or re-election as a member of the Board will automatically receive an option for 1,500 common shares (adjusted for a three-for-two stock split on June 12, 1995). In the event a person ceases to be a non-employee director for reasons other than death, the unexpired options must be exercised within three years not to exceed 10 years after date of grant. At February 26, 1998, there were 235,500 options outstanding under all plans of which 99,000 were exercisable.

Option/SAR Grants in Last Fiscal Year

Options were granted to the named executive officers in 1997 as indicated in the following table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Table

The following table summarizes options granted and exercised during 1997 and presents the value of unexercised options held by the named executives at fiscal year end.


                                                      Number of          Value of
                                                      Unexercised        Unexercised
                                                      Options at Fiscal  In-the-Money
                  Shares      Shares       Value      Year-End           Options at
                  Acquired    Acquired On  Realized   Exercisable (E)    Fiscal Year End
Name              On Grant    Exercise     (1) (2)    Unexercisable (U) Exercisable (E)
                                                                        Unexercisable (U)

J.G. Lane, Jr.      15,000      6,000     $36,375      18,000(U)         $17,250(U)

J.N. Avento          7,500          0                  12,000(E)          65,250(E)
                                                       10,500(U)          16,781(U)

H.B. Moore, Jr.      5,000          0                   8,000(E)          43,500(E)
                                                        8,000(U)          16,625(U)
G.M. Bowie           7,500          0                  18,000(E)          54,369(E)
                                                       19,500(U)          36,715(U)

R.H. Braam          10,000          0                  10,000(U)             625(U)

(1) Values are calculated by subtracting the exercise price from the average of the high and low prices as quoted on NASDAQ National Market Listing on the date prior to exercise or at year end, as appropriate.

(2) Shares acquired in 1997 on exercise of options have not been registered and cannot be freely traded in the open market for one year after the exercise date.


RETIREMENT PLANS

Salary Continuation Agreements

The Company has a salary continuation agreement with R. H. Braam which provides for payments of $15,000 per annum in the event of pre-retirement death or $40,000 per annum following retirement for 10 years. The Company also has salary continuation agreements with six former officers, which provide for payments at retirement or death ranging from $9,750 to $28,500 per annum for 10 years in the event of pre-retirement death or the longer of 10 years or life following retirement. The present value of the future payments which will be due at retirement are accrued annually through the retirement date. The Company is the owner and beneficiary of life insurance policies on the lives of these persons. Based upon reasonable assumption as to mortality, dividends and other factors, the Company expects to recover the cost of paying said benefits, including a factor for the use of corporate funds, through keyman life insurance proceeds. The present value of the above agreements are accrued. The cumulative amount of this accrual is $549,017.

401(k)/ESOP Plan

The Company has a 401(k)/Employee Stock Ownership Plan (the "Plan"). All em-ployees (except those employees who are entitled to participate in Union-spon-sored plans) who are 21 years or older will be eligible to participate on any January 1 or July 1 following one year of service with the Company.
Employees are permitted to contribute up to 20% of earnings not to exceed a dollar amount set by the Internal Revenue Service on a pretax basis through payroll deduction. Employees are permitted to change the election daily and can revoke the election at any time. Employee contributions are 100% vested at all times. The employee can invest his deferred contribution in any of the investment funds offered; however, employee contributions cannot be invested in Company stock.

Contributions by the Company are made primarily in Company Stock. For each plan year, the Company contributes on behalf of each participant who is eligible to share in matching contribution for the plan year, a discretionary matching contribution equal to a percentage which is determined each year by the Board of Directors subject to a maximum of 4% in 1997 and 1998. The matching contribution is allocated on June 30 and December 31 of each plan year. In addition to the matching contribution, the Company may make a discretionary contribution which shall be distributed to all eligible participants regardless of whether they contribute to the Plan. No discretionary contributions have been made to the Plan. Participants must be actively employed on June 30 and December 31 in order to share in the matching contribution and discretionary contribution for the respective valuation periods.

 Distributions are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or reason of proven financial hardship as defined according to IRS guidelines. The Plan provides for payment of the participant's account balance upon death, disability or retirement in the form of cash or Company stock or both. If employment terminates for reasons other than retirement, disability or death (e.g. resignation or termination), the discretionary portion of a participant's account balance will be vested based as follows: Zero to four years services - 0% vested; five or more years - 100% vested.

Unvested amounts are forfeited and allocated to participants eligible to share for a plan year. The Plan permits rollovers from qualified plans at the discretion of the Company. The ESOP is permitted to borrow money to purchase Company stock. All Company stock acquired by the Plan with the proceeds of a loan are maintained in a suspense account and are withdrawn and allocated to participant's accounts as the loan is paid. While a participant in the Plan, employees may direct the trustee to vote shares allocated to their account in accordance with their wishes.

All Plan assets are held by an independent trustee. The trustee invests all assets and makes payment of Plan benefits. The Plan is managed and administered by an independent administrator and a Pension Committee comprised of the corporate officers of the Company. Expenses incurred for the administration of the Plan are paid by the Company. The Plan reserves to the Board of Directors of the Company the right to amend the Plan in any manner or terminate the Plan at any time. The Plan may be amended to preserve the qualifications of the Plan under the applicable provisions of the Internal Revenue Code, as amended from time to time. For the year ended 1997, the Company's total matching contribution was $294,114.

APPROVAL OF INDEPENDENT AUDITORS
(Item 2 on Proxy Card)

The Board of Directors, at the recommendation of its Audit Committee, elected Ernst & Young LLP to conduct the annual examination of the financial statements of the Company and its consolidated subsidiaries for the fiscal year ended January 3, 1998. The selection of this firm for fiscal year ending January 2, 1999, will be submitted for ratification by the shareholders at the Annual Meeting. Ernst & Young LLP has no financial interest, direct or indirect, in the Company or any of its subsidiaries, and they do not have any connection with the Company or any of its subsidiaries except in their professional capacity as independent auditors.

The ratification by the shareholders of the selection of Ernst & Young LLP as independent auditors is not required by law or by the Bylaws of the Company. The Board of Directors consistent with previous practices is, nevertheless, submitting this selection to the shareholders to ascertain their views. If this selection is not ratified at the Annual Meeting, the Board of Directors intends to reconsider its selection of independent auditors for fiscal year ending January 2, 1999.

The Audit Committee, which is comprised of Directors who are not employees of the Company, approves in advance all non-audit services to be provided by Ernst & Young LLP and believes they have no effect on audit independence. Representatives of Ernst & Young LLP will be present at the Annual Meeting with an opportunity to make statements, if they so desire, and to respond to appropriate questions with respect to that firm's examination of the Company's financial statements for the fiscal year ended January 3, 1998.
The Board of Directors recommends a vote "FOR" ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending January 2, 1999.

APPROVAL OF THE 1998 LONG-TERM INCENTIVE PLAN
(Item 3 on the Proxy Card)

The Board of Directors is submitting to the shareholders for their approval the 1998 Long-Term Incentive Stock Plan (the "Plan"). The Plan was adopted by the Board of Directors but will not become effective unless approved by the shareholders at the April 30, 1998, Annual Meeting. The vote of the majority of the shares of Common stock present at the Annual Meeting is required.

The Plan authorizes incentive options for key executive employees of the Com-pany to provide them with an opportunity to obtain an equity interest in the Company and to increase their stake in the future growth and prosperity of the Company. The Plan is also intended to induce continued employment of key employees and to enable the Company to attract new key personnel when needed. Presently, approximately twenty (20) executives will be eligible to participate in the Plan.

Summary of the Plan

The following is a summary of the principal provisions of the Plan and is in all respects subject to the actual provisions of the Plan, a copy of which is available to any stockholder upon written request to the Company.

Administration. The Plan shall be administered by the Compensation and Long-Term Incentive Committee (the "Committee"), comprised of three (3) members of the Company's Board of Directors who are not Non-Employee Directors of the Company (as such term is defined in the Plan).

Any salaried employee of the Company, or any of its subsidiaries or affiliated entities, who, in the judgment of the Committee, occupies a management position in which his efforts contribute to the profit and growth of the Company may be granted one or more options under the Plan. The Committee will designate employees to whom options are to be granted and will specify the number of shares subject to each option.

The Committee shall have complete authority to interpret all provisions of the Plan consistent with law, to prescribe the form of instruments evidencing the stock options granted under the Plan, to adopt, amend, and rescind general and special rules and regulations for its administration, and to make all other determinations necessary or advisable for the administration of the Plan.

Shares. The shares covered by the Plan shall be the Company's Common Stock of the par value of $1.00 per share and may be either authorized and unissued shares or shares held in the treasury of the Company. The total amount of stock on which options may be granted shall not exceed 350,000 shares, subject to adjustment in the event of certain changes in the Company's capitalization.

If any option is terminated, in whole or in part, for any reason other than the exercise thereof, the shares allocated to the option or portion thereof so terminated may be reallocated to another option or options to be granted under this Plan.

Option Price. The option price for options granted under this Plan will be 100% of the fair market value on the date the option is granted. As of March 5, 1998, the fair market of the Company's Common Stock was $14.375 per share. Fair market value is determined by averaging the bid and ask prices for the stock for the previous date to the option grant date as reported by the NASDAQ National market System (or such other exchange or market on which such value is being determined), or if closed, on the last preceding date on which the System was open.

Exercise of Options. Options may be exercised beginning one (1) year after the date granted at the rate of twenty percent (20%) annually on a cumulative basis. In the event that (a) all or substantially all of the assets or common stock of the Company (or a subsidiary or division of the Company in which he is employed) is sold to an entity not affiliated with the Company, or (b) a merger or share exchange with an unaffiliated party occurs in which the Company is not the surviving entity, an optionholder may exercise in addition to the above, fifty percent (50%) of the options not otherwise exercisable because of the holding period requirement subject to the following limitations.

In no event shall options under this and all other Plans having an aggregate fair market value in excess of $100,000 at the dates of grants become exercisable by an optionee for the first time during a calendar year.

Except for special provisions covering retirement, disability and death of an optionee, options can only be exercised by an employee who has been in the continuous employment of the Company since the date the option was granted.

Adjustments. Appropriate adjustments shall be made in the price of the shares and the number allotted or subject to allotment if there is any change in the Common Stock as a result of a stock dividend, stock split, recapitalization, merger, reorganization or otherwise.

Method of Exercise. An option may be exercised by notifying the Company's secretary in writing, together with full payment in cash or through delivery of previously owned shares of the Company's Common Stock or by a combination of cash and Common Stock; provided the Committee may impose other reasonable requirements on exercise under the Plan.

Amendment and Termination of the Plan. No option may be granted after April 30, 2008. The Board of Directors has authority to alter, amend or terminate the Plan with the exception of the following which require shareholder approval: (a) increase the total number of shares of stock on which options may be granted (other than as specified in the Plan); (b) change the manner of determining the option price; (c) assign the administration of the Plan otherwise than to a committee of the Board of Directors; (d) permit any person while a member of the Committee administering the Plan to be eligible to receive or hold options under the Plan; (e) permit a person who is a member of the Committee administering the Plan to receive Options while so administering the Plan or permit a person who is not a key employee of the Company at the time of grant to be granted an option; or (f) extend the term of this Plan.

Federal Tax Consequences. Options granted under the Plan are intended to qualify as incentive stock options for federal income tax purposes and should generally be treated as follows:

There are no tax consequences to the Company or the optionee when an option is granted or exercise. If stock acquired under an option is sold no sooner than two (2) years after the date of grant and no sooner than one (1) year after the exercise date, any gain will be a capital gain. If either of these holding periods is not met, a portion of any gain representing the lesser of (i) the difference between the option price and the fair market value on the date of exercise and (ii) the amount realized on disposition of the stock over the adjusted basis, or is taxed as ordinary income. The Company is entitled to a deduction for any such amount.

Options Granted. No options under this Plan have been granted as of the date of this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL. PROPOSAL TO AMEND THE 1994 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN (Item 4 on the Proxy Card)

At the April 29, 1994, Annual Meeting, the Company's shareholders approved the Company's 1994 Directors' Stock Option Plan (the "Plan"). Under the Plan, a non-employee director automatically receives an option to purchase 1,500 shares (adjusted for a three-for-two stock split) of the Company's Common Stock, $1.00 par value, on his election or re-election to the Company's Board of Directors. Each such option has a ten (10) year term. The exercise price is one hundred (100%) percent of the fair market value of the shares on the date of grant. The options are not transferable except by will or the laws of descent and distribution and may be exercised during an option holder's lifetime only by the non-employee director. The Company receives no consideration upon the grant of options under the Plan. The exercise price of the option must be paid in full upon exercise. Payment may be made in cash, check, or, in whole or part, in common shares of the Company already owned by the person exercising the option, valued at fair market value. The total number of commons shares of the Company subject to options issued pursuant to this Plan is 37,500 (adjusted for a three-for-two stock split). This number and the terms of outstanding options are subject to automatic adjustment in the event of reorganization, merger, consolidation, recapitalization, stock splits, combination or exchange of shares, stock dividends or other similar events. The Plan has a 10-year term and is administered by the Board of Directors.

The Company believes that the number of common shares subject to options issued pursuant to this Plan should be increased to 67,500 (adjusted for a three-for-two stock split). The Company also proposes to amend the Plan to conform to certain changes in federal securities laws which define a non-employee director as a director who (1) is not currently an officer of the Company (as defined in 17 CFR paragraph 240.16a-1(f)) or a parent or subsidiary of the
Company or otherwise currently employed by the Company or a parent or subsidiary of the Company; (2) does not receive compensation, either directly or indirectly, from the Company or a parent or subsidiary of the Company, for services rendered as a consultant or in any capacity other than as a director, except for an amount that does not exceed the dollar amount for which disclosure would be required pursuant to 17 CFR paragraph 229.404(a);
(3) does not
possess an interest in any other transaction for which disclosure would be required pursuant to 17 CFR paragraph 229.404(a); and (4) is not engaged in a business relationship for which disclosure would be required pursuant to 17 CFR para-graph 229.404(b). No other provisions of the Plan will be affected. A copy of the Plan, as amended, is available upon request from the Company's Secretary.

Approval by the affirmative vote of a majority of the common shares of the Company present at the Annual Meeting is required to approve this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSAL.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters do properly come before the meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Cheryl C. Carter
Secretary


APPENDIX
                               SYNALLOY CORPORATION
                     POST OFFICE BOX 5627. SPARTANBURG, SC 29304

This proxy is Solicited by The Board of Directors for the Annual Meeting of Shareholders on April 30, 1998.

The undersigned hereby appoints James G. Lane, Jr., Carroll D. Vinson and Glenn R. Oxner, or any one or more of them, each with power of substitution, as lawful proxy, to vote all the shares of Common Stock of Synalloy Corporation which the undersigned would be entitled to vote if personally present at the Annual Shareholders' Meeting of Synalloy Corporation to be held at Spartanburg, S.C. on Thursday, April 30, 1998, at 10:00 a.m. local time, and at any adjournment thereof, upon such business as may properly come before the meeting.

Said proxies will vote on the items set forth in the Notice of Annual Meeting and Proxy Statement (receipt of which is hereby acknowledged) as specified on this card, and are authorized to vote in their discretion when a vote is not specified. If no specification is made, it is the intention of said proxies to vote the shares represented by the proxy in favor of the proposals.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for proposals 1, 2, 3 and 4.

Please sign on reverse side and return in the enclosed postage-paid envelope.

Please sign exactly as your name appears hereon. Joint owners should each sign. Trustees, executors, administrators and others signing in a representative capacity should indicate that capacity. An authorized officer may sign on behalf of a corporation and should indicate the name of the corporation and his capacity.

(1) Election of Directors
---- For      ----Withhold     ----or All Except

Sibyl N. Fishburn, Richard E. Ingram, James G. Lane, Jr., Glenn R. Oxner and Carroll D. Vinson

NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's(s') names(s). Your shares will be voted for the remaining nominee(s).

(2) Proposal to approve the selection of Ernst & Young LLP as auditors for the fiscal year ending January 2, 1999.

----FOR      ----AGAINST     ----ABSTAIN

(3) To adopt the 1998 Long-Term Incentive Stock Plan
----FOR	 ----AGAINST     ----ABSTAIN

(4) To amend the 1994 Non-Employee Directors' Stock Option Plan to increase the number of options which may be granted and to make certain amendments required under the federal securities laws.
----FOR     ----AGAINST     ----ABSTAIN

(5) Upon any other matter that may properly come before the meeting or any ad-journment thereof, as the proxies in their discretion may determine.